FOR IMMEDIATE RELEASE

Contact:
Michael J. Doyle                   Andrew D. Gosman
Chairman & CEO                     President
The Standish Company               CareMatrix Corporation
6 New England Executive Park       197 First Avenue
Burlington, MA 01803               Needham, MA 02194
617-270-4500                       617-433-1000


                 BOARDS OF STANDISH CARE COMPANY AND CAREMATRIX
                           CORPORATION APPROVE MERGER



BURLINGTON, MASSACHUSETTS, July 10, 1996. The Standish Care Company ("Standish") (Nasdaq: STAN;STANP) announced today that their Board of Directors has voted to approve the merger agreement with CareMatrix Corporation ("CareMatrix") of Needham, Massachusetts and to recommend that the Shareholders of Standish also vote to approve the merger at their meeting in October of this year.

The Board of Directors of CareMatrix also voted today to approve the merger. CareMatrix, a privately-held assisted living company, is controlled by Abraham D. Gosman and his two sons, Andrew and Michael. Under the agreement, Standish, as the surviving company in the merger, will acquire all of the assets and operations of CareMatrix and will issue 50 million shares of its common stock to CareMatrix's stockholders.

Michael J. Doyle, Chairman and Chief Executive Officer of Standish said, "We are pleased with the progress being made on this merger. The unanimous approval from both Boards of Directors demonstrates their recognition of the potential strength of the combined companies."

"By combining the strengths of both companies," continued Andrew D. Gosman, President of CareMatrix, "Standish and CareMatrix have the potential to achieve a level of growth that would exceed what each company could do independently. The combination of Standish's existing portfolio with CareMatrix's development projects makes the merged Company a premier player in the assisted living industry."

Headquartered in Burlington, Massachusetts, Standish specializes in acquiring, developing, operating, and managing assisted living communities and currently provides these services to 14 communities in six states.